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                                                                      EXHIBIT 21






               SUBSIDIARIES OF APPLIED ANALYTICAL INDUSTRIES, INC.




1.       Applied Analytical Industries Italy, S.r.l.

2.       L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co.

3.       AAI UK Limited

4.       AAI Japan, Inc.

5.       AAI Technologies, Inc.

6.       AAI Properties, Inc.

7.       Applied Analytical Industries Learning Center, Inc.